Exhibit 99.1

CONTINENTAL BUILDING PRODUCTS REPORTS THIRD QUARTER 2015 RESULTS

– Adjusted EBITDA Margin1 Expands 150 Basis Points to Record 31.1%; Operating Margin of 10.2% –

– Generates Record Adjusted Cash Flow From Operations1 of $38.3 Million; Cash Flow From Operations of $28.4 Million –

– Board of Directors Authorizes New Stock Repurchase Program of Up to $50 Million –

Herndon, Virginia, November 4, 2015. Continental Building Products, Inc. (NYSE: CBPX) (the Company), a leading manufacturer of wallboard and gypsum-based products, announced today results for the third quarter ended September 30, 2015.

Highlights of Third Quarter 2015 as Compared to Third Quarter 2014

•	Net sales of $108.2 million, compared to $113.8 million

•	Gross margin grows 310 basis points to 27.7%

•	Adjusted EBITDA[1] essentially flat at $33.7 million

•	Adjusted earnings per share[1] of $0.25 compared to $0.22. GAAP earnings per share of $0.10 compared to $0.22.

•	Repurchased approximately $20.0 million of common stock in the third quarter and approximately $40.0 million during nine month period ended September 30, 2015

•	Reduced debt by $15.0 million in the third quarter and $35.0 million during nine month period ended September 30, 2015

“In the third quarter we delivered Company record Adjusted EBITDA margin and Adjusted Cash Flow from Operations1 attributed to our efficient, low cost position despite softer demand in our primary markets east of the Mississippi,” stated Jay Bachmann, Continental’s Chief Executive Officer. “To that end, we delivered a 7.2% increase in gross profit and 310 basis point improvement in gross margin compared to a year ago. Furthermore, for the second consecutive quarter we deployed cash to repurchase approximately two percent of our outstanding shares for $20.0 million while also reducing our debt. As we move into the end of 2015, the long-term underlying fundamentals for improvement in our business remain positive. While we cannot control near-term end market fluctuations, we believe our strategy and low cost, high cash flow operations position us to take advantage of value-enhancing opportunities including the stock repurchase program announced today.”

The Company announced today that its Board of Directors has authorized a stock repurchase program under which the Company may repurchase shares of its outstanding common stock up to an aggregate amount of $50.0 million through the end of 2016.

Dennis Schemm, Chief Financial Officer, stated “this stock repurchase program is a continued demonstration of confidence in our attractive business model and commitment to delivering shareholder value. With our strong cash flow generation we are well positioned to bolster our business while decreasing debt and enhancing shareholder returns.”

[1]	See the financial schedules at the end of this press release for a reconciliation of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, and adjusted Cash Flow from Operations, which are non-GAAP financial measures, to relevant GAAP financial measures.

Third Quarter 2015 Results vs. Third Quarter 2014

Net sales for the third quarter of 2015 were $108.2 million, compared to $113.8 million in the third quarter of 2014. Wallboard volumes of 567 million square feet (MMSF) were down (3.9%) compared to 590 MMSF in the prior year quarter, mainly driven by a slower market. The average mill net price2 was $153.05 per MSF, down (0.7%) compared to $154.10 per MSF in the prior year quarter, mainly due to weaker Canadian dollar and regional sales mix. At constant currency, average mill net price increased 0.5% compared to the prior year quarter. For US shipments, the average mill net price was slightly favorable compared to the prior year quarter.

Gross profit was $30.0 million, an increase of 7.2% compared to $28.0 million in the prior year quarter. The gross margin of 27.7% expanded from 24.6% in the prior year quarter, primarily as a result of strict cost controls and favorable energy costs.

Selling and administrative (SG&A) expense was $9.0 million, compared to $7.8 million in the prior year quarter. The increase was largely due to additional amortization of software development costs of $0.4 million, professional fees of $0.2 million incurred in connection with secondary common stock offering costs in September 2015 and $0.6 million related to additional costs of being a public company.

The expense associated with the Company’s Long Term Incentive Plan, which was implemented and is funded by Lone Star (LTIP), was $9.9 million for the third quarter of 2015. Certain members of the Company’s management team earned payments under the LTIP in connection with Lone Star’s sale of common stock in the September secondary public offering.

Operating income was $11.1 million, compared to $20.2 million in the prior year quarter, mainly due to the LTIP expense in the third quarter of 2015, with no comparable expense in the prior year quarter. Excluding the expense associated with the LTIP, operating income increased 3.9% to $21.0 million, compared to the prior year quarter.

Interest expense was $4.2 million, an improvement of $0.7 million from $4.9 million in the prior year quarter, reflecting a reduction in the long-term debt and a decrease in the interest rate on the Company’s borrowings.

Adjusted net income1 grew to $10.7 million, or $0.25 per share, compared to adjusted net income of $9.5 million, or $0.22 per share, in the prior year quarter. GAAP net income was $4.2 million, or $0.10 per share, compared to net income of $9.5 million, or $0.22 per share, in the prior year quarter.

Adjusted EBITDA was essentially flat at $33.7 million compared to the prior year quarter. Adjusted EBITDA as a percentage of net sales was 31.1% compared to 29.6% in the prior year quarter.

Balance Sheet and Cash Flow

At the end of the quarter on September 30, 2015, the Company had cash of $17.3 million and total debt outstanding of $314.5 million. In the third quarter of 2015, the Company generated cash flow from operations of $28.4 million and incurred $1.4 million of capital expenditures and software development costs. Excluding the net impact of the LTIP, the Company produced adjusted cash flow from operations1 of $38.3 million in the third quarter of 2015, an improvement of $4.9 million over the prior year.

[2]	Mill net price represents average selling price per thousand square feet (MSF), net of freight and delivery costs.

In the third quarter of 2015, the Company repurchased approximately 1,007,500 shares of its common stock at an aggregate purchase price of $20.0 million from an affiliate of Lone Star in a private, non-underwritten transaction in connection with the secondary public offering in September 2015. In the third quarter of 2015, the Company also used cash flow from operations for the voluntary repayment of $15.0 million of debt with the next principal payment on the Company’s debt not due until August 2020.

Investor Conference Webcast and Conference Call:

The Company will host a webcast and conference call on Wednesday, November 4, 2015 at 5:00 p.m. Eastern time to review third quarter 2015 financial results and discuss recent events and conduct a question-and-answer session. The live webcast will be available on the Investor Relations section of the Company’s website at www.continental-bp.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through December 4, 2015, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13622462.

About Continental Building Products

Continental Building Products is a leading North American manufacturer of gypsum wallboard and complementary finishing products. The Company is headquartered in Herndon, Virginia with operations serving the residential, commercial and repair and remodel construction markets primarily in the eastern United States and eastern Canada. For additional information, visit www.continental-bp.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal year 2014 filed on February 25, 2015, as supplemented by its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015 filed on May 6, 2015 and August 6, 2015, respectively, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

Tel.: 703-480-3980

Investorrelations@continental-bp.com

Continental Building Products, Inc.

Consolidated Statements of Operations

(dollars in thousands, except per share, mill net and volume data)

(Unaudited)

	Three Months Ended September 30, 2015	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014
Net Sales	$108,150	$113,804	$311,322	$303,692
Costs, expenses and other income:
Cost of goods sold	78,151	85,821	231,342	241,042
Selling and administrative	9,008	7,774	26,799	23,358
Long Term Incentive Plan funded by Lone Star	9,933	—	29,946	—

Total costs and operating expenses	97,092	93,595	288,087	264,400

Operating income (loss)	11,058	20,209	23,235	39,292
Other income (expense), net	(283)	(131)	(700)	(5,461)
Interest expense, net	(4,154)	(4,945)	(12,559)	(24,518)

Income (loss) before loss on equity method investment and income tax	6,621	15,133	9,976	9,313
Loss from equity method investment	(278)	(20)	(530)	(257)

Income (loss) before income tax	6,343	15,113	9,446	9,056
Income tax benefit (expense)	(2,104)	(5,627)	(3,313)	(3,526)

Net income (loss)	$4,239	$9,486	$6,133	$5,530

Net income (loss) per common share:
Basic	$0.10	$0.22	$0.14	$0.13
Diluted	$0.10	$0.22	$0.14	$0.13
Weighted average shares outstanding:
Basic	43,000	44,069	43,557	42,561
Diluted	43,058	44,081	43,597	42,569
Other Financial and Operating Data:
EBITDA (1)	$23,719	$33,720	$62,166	$80,616
Adjusted EBITDA (1)	$33,652	$33,720	$92,112	$80,616
Capital expenditures and software purchased or developed	$1,444	$3,219	$3,731	$6,090
Wallboard sales volume (MSF)	567	590	1,603	1,552
Mill net sales price (2)	$153.05	$154.10	$155.68	$155.57

(1)	EBITDA and Adjusted EBITDA are non-GAAP measures. See “Reconciliation of GAAP Measures to Non-GAAP Measures” below for how we define and calculate EBITDA and Adjusted EBITDA as non-GAAP measures, reconciliations of operating income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA, and a description of why we believe these measures are important.
(2)	Mill net sales price represents average selling price per thousand square feet (MSF) net of freight and delivery costs.

Continental Building Products, Inc.

Consolidated Balance Sheets

(dollars in thousands, except share data)

	As of September 30, 2015 (unaudited)	As of December 31, 2014
Assets
Cash	$17,258	$15,627
Receivables, net	37,579	40,152
Inventories	31,661	29,564
Prepaid and other current assets	7,117	8,330
Deferred taxes, current	5,282	3,157

Total current assets	98,897	96,830
Property, plant and equipment, net	329,456	353,652
Customer relationships and other intangibles, net	98,289	110,809
Goodwill	119,945	119,945
Equity method investment	9,596	10,919
Debt issuance costs	7,409	8,826

Total Assets	$663,592	$700,981

Liabilities and equity
Accounts payable	$26,214	$24,561
Accrued and other liabilities	10,720	11,428
Notes payable, current portion	—	—

Total current liabilities	36,934	35,989
Deferred taxes and other long-term liabilities	13,986	12,494
Notes payable, non-current portion	314,499	349,125

Total liabilities	365,419	397,608

Equity
Undesignated preferred stock, par value $0.001 per share; 10,000,000 shares authorized, no shares issued and outstanding at September 30, 2015 and December 31, 2014	—	—
Common stock, $0.001 par value per share; 190,000,000 shares authorized; 44,122,712 and 44,069,000 shares issued at September 30, 2015 and December 31, 2014, respectively; 42,199,848 and 44,069,000 shares outstanding at September 30, 2015 and December 31, 2014, respectively	44	44
Additional paid-in capital	318,873	288,393
Less: Treasury stock	(40,035)	—
Accumulated other comprehensive income (loss)	(4,838)	(3,060)
Accumulated earnings	24,129	17,996

Total equity	298,173	303,373

Total liabilities and equity	$663,592	$700,981

Continental Building Products, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014
Cash flows from operating activities:
Net income (loss)	$6,133	$5,530
Adjustments to reconcile net income (loss) to net cash
Depreciation and amortization	38,931	41,324
Bad debt recovery	(250)	—
Amortization of debt issuance costs and debt discount	1,742	8,560
Loss from equity method investment	530	257
Share based compensation	730	344
Deferred taxes	(491)	6,619
Change in assets and liabilities:
Receivables	2,654	(7,202)
Inventories	(2,401)	(6,731)
Prepaid expenses and other current assets	1,178	(3,616)
Accounts payable	1,955	1,394
Accrued and other current liabilities	275	(1,154)
Other long term liabilities	(142)	383

Net cash provided by operating activities	50,844	45,708

Cash flows from investing activities:
Capital expenditures	(2,851)	(2,910)
Software purchased or developed	(880)	(3,180)
Contributions to equity method investment	(4)
Distributions from equity method investment	797	1,754

Net cash used in investing activities	(2,938)	(4,336)

Cash flows from financing activities:
Net proceeds from issuance of common stock	—	151,354
Principal payments for First Lien Credit Agreement	(35,000)	(36,975)
Repayment of Second Lien Credit Agreement	—	(155,000)
Proceeds from revolving credit facility, net	—	—
Capital Contribution from Lone Star Funds	29,750	—
Payments to repurchase common stock	(40,035)	—

Net cash used in financing activities	(45,285)	(40,621)

Effect of foreign exchange rates on cash and cash equivalents	(990)	(417)
Net change in cash and cash equivalents	1,631	334
Cash, beginning of period	15,627	11,822

Cash, end of period	$17,258	$12,156

Reconciliation of GAAP Measures to Non-GAAP Measures

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted Cash Flow from Operations have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, Generally Accepted Accounting Principles (GAAP). This release presents EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted Cash Flow from Operations as supplemental performance measures because management believes that they facilitate a comparative assessment of the Company’s operating performance relative to its performance based on results under GAAP while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company’s operations and underlying operational performance. Management also believes that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted Cash Flow from Operations are useful to investors because they present a better reflection of the Company’s performance as an independent company following the acquisition of the business from Lafarge North America and allow investors to view the business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted Cash Flow from Operations may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted Cash Flow from Operations in the same manner. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted Cash Flow from Operations are not measurements of the Company’s financial performance under GAAP and should not be considered in isolation or as alternatives to operating income, net income, earnings per share or cash flow from operations determined in accordance with GAAP or any other financial statement data presented as indicators of financial performance or liquidity, each as calculated and presented in accordance with GAAP.

The following is a reconciliation of operating income to EBITDA, Adjusted EBITDA and Adjusted EBITDA margin:

		Three Months Ended September 30, 2015	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014
Operating Income - GAAP Measure		$11,058	$20,209	$23,235	$39,292
Depreciation and amortization		12,661	13,511	38,931	41,324

EBITDA—Non-GAAP Measure		23,719	33,720	62,166	80,616
Long Term Incentive Plan funded by Lone Star	(a)	9,933	—	29,946	—

Adjusted EBITDA—Non-GAAP Measure		$33,652	$33,720	$92,112	$80,616

Adjusted EBITDA Margin - Adjusted EBITDA as a percentage of net sales - Non-GAAP Measure		31.1%	29.6%	29.6%	26.5%

(a)	Represents expense recognized pursuant to the LTIP. The amounts are funded by an affiliate of Lone Star.

The following is a reconciliation of net income to Adjusted Net Income, earnings per share to Adjusted Earnings per Share, and cash flow from operations to Adjusted Cash Flow from Operations:

		Three Months Ended September 30, 2015	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014
Net income - GAAP Measure		$4,239	$9,486	$6,133	$5,530
Long Term Incentive Plan funded by Lone Star, after tax	(a)	6,456	—	19,465	—
Termination fee for advisory agreement, after tax	(b)	—	—	—	1,318
Call premium for Second Lien Credit Agreement, after tax	(c)	—	—	—	2,044
Expense of original issue discount and deferred financing fees for debt repayment, after tax	(d)	—	—	—	4,570

Adjusted net income - non-GAAP measure		$10,695	$9,486	$25,598	$13,462

		Three Months Ended September 30, 2015	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014
Earnings per share - GAAP measure		$0.10	$0.22	$0.14	$0.13
Long Term Incentive Plan funded by Lone Star, after tax	(a)	0.15	—	0.45	—
Termination fee for advisory agreement, after tax	(b)	—	—	—	0.03
Call premium for Second Lien Credit Agreement, after tax	(c)	—	—	—	0.05
Expense of original issue discount and deferred financing fees for debt repayment, after tax	(d)	—	—	—	0.11

Adjusted earnings per share - non-GAAP measure		$0.25	$0.22	$0.59	$0.32

		Three Months Ended September 30, 2015	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014
Cash Flow from Operations - GAAP Measure		$28,396	$33,407	$50,844	$45,708
Long Term Incentive Plan funded by Lone Star	(a)	9,933	—	29,946	—

Adjusted Cash Flow from Operations - non-GAAP Measure		38,329	33,407	80,790	45,708

(a)	Represents expense recognized pursuant to the LTIP. All amounts are funded by an affiliate of Lone Star.
(b)	Adjusts for one-time payment of termination fees to affiliates of Lone Star in connection with the termination of our asset advisory agreement.
(c)	Adjusts for a prepayment premium for the repayment of the Second Lien Credit Agreement.
(d)	Adjusts for original issue discount and deferred financing amortization accelerated by the repayment of the Second Lien Credit Agreement.

Interim Volumes and Mill Net Prices (Unaudited)

	Three Months Ended March 31, 2014	Three Months Ended June 30, 2014	Three Months Ended September 30, 2014	Three Months Ended December 31, 2014	Three Months Ended March 31, 2015	Three Months Ended June 30, 2015	Three Months Ended September 30, 2015
Volumes (million square feet)	438	525	590	627	469	567	567
Mill net Price per MSF - Total	$157.32	$155.76	$154.10	$152.79	$157.46	$156.85	$153.05
Mill net Price per MSF - U.S. only	$160.83	$159.18	$156.72	$155.54	$162.70	$161.41	$157.05